Item 6. Exhibit
     10.3 NBC Acquisition Corp. Senoir Management Bonus Plan adopted
          June 30, 1998


                              NBC ACQUISITION CORP.
                      SENIOR MANAGEMENT FY 3/99 BONUS PLAN



PURPOSE

    To incentivize and reward Nebraska Book senior management for meeting and/or exceeding annual financial goals.



PARTICIPANTS

    The Participants listed below will be eligible to earn a management bonus during FY 3/99.


        Mark W. Oppegard                    William H. Allen
        Larry R. Rempe                      Ardean A. Arndt
        Thomas A. Hoff                      Bruce E. Nevius
        Kenneth F. Jirovsky



BONUS PLAN

    The Bonus will be paid based upon the actual level of FY 3/99 EBITDA achieved. The EBITDA Bonus will be calculated in accordance with Attachment A.



OTHER

    In the event of an acquisition or divestiture during the year, the schedules in Attachments A will be equitably adjusted by the Board of Directors.

    Earned bonuses will be paid to the Participants upon receipt of the audit.

    Fifty percent of the aggregate bonuses earned will be allocated among the Participants pro-rata to their respective salaries. The remaining fifty percent will be allocated among the Participants at the discretion of the Board of Directors.

                                                                    Attachment A


                              CALCULATION OF BONUS
                                    ($ 000'S)



The bonus schedule will call for no bonus to be paid if Pre Bonus EBITDA is below $30,000. For points between the $30,000 level and the budgeted level of $32,400, bonus amounts will be on a pro rata basis.

                 Pre Bonus
                 EBITDA       Bonus
                 ------------------
                 $32,400     $225
                 $30,000     $ 75

If, for example, Pre Bonus EBITDA is $31,200, the applicable bonus will be $150


Should FY 3/99 EBITDA exceed $32,400, the EBITDA bonus will be increased by 5.0% of the incremental EBITDA. As an example, assuming a FY 3/99 EBITDA of $34,400, the EBITDA bonus would be calculated in the following manner:


                 FY 3/99 EBITDA         34,400
                 Less:                  32,400
                                        ------
                 Incremental EBITDA      2,000
                 Bonus percentage         5.0%
                                        ------
                 Incremental bonus         100
                 Bonus at $32,400          225
                                        ------
                 Total EBITDA bonus        325